Exhibit 99.1

CARE.COM APPOINTS DUNCAN ROBERTSON TO BOARD OF DIRECTORS

Waltham, MA - November 10, 2014 - Care.com, Inc. (NYSE: CRCM) today announced that Ian Duncan Robertson, most recently Chief Financial Officer of OpenTable, has been appointed to the Company’s Board of Directors, effective as of November 5, 2014. Mr. Robertson also will serve as Chairman of the Board’s Audit Committee.

In making the announcement, Sheila Lirio Marcelo, Care.com Founder, Chairwoman and CEO, said, “We’re thrilled to welcome Duncan to our Board. His experience building and scaling online marketplaces will be invaluable as we continue to grow Care.com and expand the services we offer across multiple platforms.”

Mr. Robertson said, “Care.com’s mission to help families and corporations deal with the all-important issue of care could not be more relevant and I’m excited to join Sheila and the Board of Care.com in helping the company grow and expand.”

Mr. Robertson was Chief Financial Officer (CFO) of OpenTable from August 2011 to October 2014, where he oversaw all of the company’s financial operations. Previously, he co-founded and served as CFO of SnapStick, a mobile app company, and before that served as CFO of Aricent, a worldwide technology services company from 2005 to 2009. Mr. Robertson has also held leadership and financial roles at Flextronics, Sensory, Orbit Semiconductor, and Deloitte & Touche. Mr. Robertson is a Chartered Accountant and earned a bachelor’s degree from the University of Cape Town and an MBA from the University of Chicago Booth School of Business. He is a member of the Board of Trustees of The San Francisco Foundation.

The Company also announced that Steven Cakebread stepped down from the Company’s Board and as its Chairman of the Audit Committee effective as of November 5, 2014.

Mr. Cakebread said, “I have been proud to serve on the Board of Care.com and continue to believe in the company’s mission. However, demands on my time, including a new position at Yext, require that I step back from outside commitments. I wish the Care.com team continued success.”

About Care.com

Care.com (NYSE: CRCM) is the world’s largest online destination for finding and managing family care. As of September 2014, the Company had 13.3 million members spanning 16 countries, including the United States, the United Kingdom, Canada and parts of Western Europe. Care.com’s web and mobile platforms enable families to connect to care providers and caregiving services in a reliable and easy way, while also helping care providers find meaningful work. Through its consumer matching platform, tools and resources, Care.com allows families to make more informed hiring decisions. The Company also enables families to pay caregivers electronically online or via mobile device and also subscribe to Care.com HomePay to manage their household payroll and tax matters. As a further extension of its marketplace for families, Care.com also sells curated products for children, through Citrus Lane, the leading social ecommerce platform designed for moms. The Company also enables families to connect with one another locally through forums via BigTent, an online community platform with more than 1 million registered members nationwide and approximately 1,700 parenting groups. In addition, Care.com serves hundreds of thousands of families whose employers provide access to Care.com’s consumer matching platform, as well as backup dependent care, as a corporate benefit through the company’s Workplace Solutions unit. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and Mountain View.
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Contact:
Nancy Bushkin
Vice President, Public Relations & Corporate Communications
nbushkin@care.com
(781) 642-5919